Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Synacor, Inc. and subsidiaries dated March 21, 2017, appearing in the Annual Report on Form 10-K of Synacor, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Williamsville, New York
March 23, 2017